Exhibit 10.2

HELMERICH & PAYNE, INC.
DIRECTOR DEFERRED COMPENSATION PLAN

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ARTICLE IV

Vesting, Forfeiture And Distribution of Account
4.1	Vesting and Forfeiture.	5
4.2	Manner of Distribution of Account	6
4.3	Change in Manner of Distribution of Account	6
4.4	Commencement of Payments	6
4.5	Death Benefits	6
4.6	Emergency Withdrawals	6
4.7	Responsibility for Taxes	7
4.8	Change of Control	7

ARTICLE V

Administration, Amendment And Termination
5.1	Administration	7
5.2	Amendment and Termination	7

ARTICLE VI

Miscellaneous Provisions
6.1	Limitation on Director’s Rights	7
6.2	Beneficiaries	7
6.3	Benefits Not Transferable; Obligations Binding Upon Successors	8
6.4	Section 409A	8
6.5	Governing Law; Severability	8
6.6	Headings Not Part of Plan	8
6.7	Consent to Plan Terms	8

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HELMERICH & PAYNE, INC.
DIRECTOR DEFERRED COMPENSATION PLAN
PURPOSE
The purpose of this Plan is to give each Director of Helmerich & Payne, Inc., the opportunity to be compensated for service as a Director on a deferred basis. The Plan is also intended to aid the Company in attracting and retaining, as members of the Board, persons whose abilities, experience, and judgment can contribute to the success of the Company. The Plan was adopted on October 1, 2004, was amended and restated December 2, 2008, and is hereby further amended and restated effective December 13, 2019, to provide for the deferral of stock awards. This amendment and restatement of the Plan applies to all amounts deferred under the Plan.
ARTICLE I

DEFINITIONS
Whenever the following terms are used in this Plan, they shall have the meaning specified below, unless the context clearly indicates to the contrary:
1.1    “Account” shall mean the bookkeeping account maintained by the Company to which will be credited Directors deferrals of Eligible Compensation and any earnings thereon.
1.2    “Beneficiary” means the person(s) or entity(ies) designated by the Director under Section 6.2 hereof who will receive the balance of the Director’s Account(s) in the event of his or her death.
1.3    “Board of Directors” or “Board” shall mean the Board of Directors of the Company.
1.4    “Cash Compensation” shall mean all forms of cash compensation payable (but for its deferral under this Plan) by the Company to a Director for his or her services as a Director during any respective calendar year, including without limitation retainer, committee fees and meeting fees.
1.5    “Change of Control” shall mean:
(a)    The date that any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires ownership of stock that, together with stock held by such person or group, constitutes more than 50% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition of additional stock by a person or group already considered to own more than 50% of the Outstanding Company Common Stock or Outstanding Company Voting Securities; or
(b)    The date a majority of the individuals who, as of December 2, 2008, constitute the Board (the “Incumbent Board”) are replaced during any 12-month period; provided, however, that any individual becoming a director subsequent to the date hereof whose election, appointment or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)    The date any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company; provided that, if a Change of Control occurs by reason of an acquisition described in this paragraph (iii), no additional Change of Control shall be deemed to occur under this paragraph (iii) or paragraph (i) by reason of the acquisition of additional control of the Company by the same Person.
(d)    The date that any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all or substantially all of the assets of the Company, unless such assets are transferred to:
(i)    A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(ii)    An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
(iii)    A person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or
(iv)    An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in subsection 1.5(d)(iii) herein.
For purposes of subsection (d) and except as otherwise provided in subparagraph (d)(i), a person’s status is determined immediately after the transfer of the assets.

1.6    “Common Stock” shall mean the common stock, par value $0.10 per share of the Company.
1.7    “Company” shall mean Helmerich & Payne, Inc., a Delaware corporation and its successors.
1.8    “Director” or “Directors” shall mean, at any given time, a member of the Board of Directors of the Company who is not also an employee of the Company or any of its subsidiaries.
1.9    “Eligible Compensation” shall mean all Cash Compensation and Restricted Share Awards.
1.10    “Fair Market Value” means (A) during such time as the Common Stock is listed upon the New York Stock Exchange or other exchanges or the Nasdaq/National Market System, the average of the highest and lowest sales prices of the Common Stock as reported by such stock exchange or exchanges or the Nasdaq/National Market System on the day for which such value is to be determined, or if no sale of the Common Stock shall have been made on any such stock exchange or the Nasdaq/National Market System that day, on the next preceding day on which there was a sale of such Common Stock or (B) during any such time as the Common Stock is not listed upon an established stock exchange or the Nasdaq/National Market System, such value as may be determined by the Committee.
1.11    “New Director Election” has the meaning ascribed thereto in Section 2.2.
1.12    “Plan” shall mean this Helmerich & Payne, Inc. Director Deferred Compensation Plan, as it may be amended from time to time.
1.13    “Restricted Share Award” means restricted shares of Common Stock that (but for their deferral under this Plan) would be awarded under the Stock Plan by the Company to a Director for his or her services as a Director during any respective calendar year.
1.14    “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.
1.15    “Separation from Service” means the date a Director ceases to be a member of the Board. The determination of whether a “separation from service” has occurred shall be made in accordance with the meaning of “separation from service” under Section 409A.
1.16    “Stock Plan” shall mean the Helmerich & Payne, Inc. 2016 Omnibus Incentive Plan and any other equity incentive plan of the Company that may be in effect from time to time.
1.17    “Stock Unit” shall mean the unit of measurement which is deemed for bookkeeping and payment purposes to represent one outstanding share of Common Stock.
1.18    “Year” shall mean each calendar year during the term of this Plan.

ARTICLE II

PARTICIPATION
2.1    Participation. Each Director may elect to defer, under and subject to Sections 2.2 and 2.3 of this Plan, all or any portion of his or her Eligible Compensation for any Year.
2.2    Timing and Types of Elections. On or before the December 31 immediately preceding each Year (or, in the case of a person who first becomes a Director during the Year, within 30 days after becoming a Director (such an election by such a new Director, a “New Director Election”)), each Director may make an irrevocable election, to (a) receive (i) his or her Cash Compensation for the next Year (or, in the case of a New Director Election, in respect of any quarter commencing after the date of such election) in cash and (ii) his or her Restricted Share Award for the next Year or (b) defer pursuant to this Plan all or any portion of the Eligible Compensation for services to be rendered by the Director during the next Year (or, in the case of Cash Compensation subject to a New Director Election, in respect of any quarter commencing after the date of such election).
2.3    Election Amounts. Subject to Section 2.2, up to 100% of Eligible Compensation is eligible for deferral. The deferred amount of Cash Compensation must be stated either in a dollar amount or percentage of Cash Compensation. The deferred amount of Restricted Share Awards must be stated either as a percentage of the whole or a number of Restricted Shares. All elections shall be in writing on forms provided by the Company. Deferral elections are not continuous from Year to Year, and are only effective for the period indicated on the written election form.
ARTICLE III

ACCOUNTS AND INVESTMENTS
3.1    Establishment of Account. The Company will establish and maintain a separate Account in the name of each Director who has elected to defer Eligible Compensation under the Plan. The balance of each Account will reflect deferrals of Eligible Compensation as well as income, gains or losses from deemed investments. A Director may select between two deemed investment alternatives in respect of deferrals of Cash Compensation: (i) an interest investment alternative (as described in Section 3.2) or (ii) a Stock Unit investment alternative (as described in Section 3.3). All deferrals of Restricted Share Awards shall be deemed invested in the Stock Unit investment alternative (as described in Section 3.3). Investment elections must be specified at the time the Cash Compensation deferral election is provided to the Company. Deemed investment elections are effective for the entire Year and cannot be changed until deferral elections are due for the next Year. Directors may, at the time deferral elections are due for the next Year, change their deemed investment selections with respect to all deferrals of Cash Compensation, regardless of the Year to which they are attributable.
3.2    Interest Alternative. If a Director has made an election for investment in the interest alternative, a Director’s Account shall be credited as follows:

(a)    as of the date a Director’s Cash Compensation would have been otherwise payable, the Company shall credit the Director’s Account with an amount equal to the amount of the Cash Compensation deferred; and
(b)    as of the last day of each calendar quarter, the Director’s Account shall be credited to reflect interest earnings for such calendar quarter, calculated at an interest rate equal to the prime rate of interest plus 1% as published in the Wall Street Journal (Southwest Edition) in the Money Rate Section at the beginning of each such calendar quarter (or, if not published on such date, on the most recent preceding date of publication).
3.3    Stock Unit Alternative. A Director’s Account shall be credited with Stock Units as follows:
(a)    Cash Compensation: if a Director has made a Stock Unit election, the Company shall credit the Director’s Account, as of the date the Cash Compensation would have been otherwise payable, with a number of Stock Units determined by dividing an amount which is equal to the amount of the Director’s Cash Compensation deferred by the Fair Market Value of a share of Common Stock on such date; and
(b)    Restricted Share Awards: the Company shall credit the Director’s Account, as of the date the Restricted Share Award would have been otherwise granted, with a number of Stock Units equal to the number of shares of Common Stock subject to such deferred award.
To the extent credited with Stock Units, the Director’s Account shall be valued at the end of each calendar quarter and on the date of any distribution in accordance with Article IV based upon the Fair Market Value of the Common Stock at such date. The Director’s Account shall also be credited as of the date of any dividend on shares of Common Stock with additional shares of Common Stock with a Fair Market Value equal to the dividend that would have been paid by the Company to the Director had the Stock Units credited to the Director's account been actual shares of Common Stock. The Account balance attributable to the Stock Unit investment alternative may increase or decrease depending upon fluctuations in value of the Company’s Common Stock and the distribution of dividends.
3.4    Limitations on Rights Associated with Stock Units. The Stock Units credited to a Director’s Account shall be used solely as a device for the determination of the amount of the cash payment to be eventually distributed to the Director in accordance with this Plan. Such Stock Units shall not be treated as property or as a trust fund of any kind. No Director shall be entitled to a distribution of actual shares of Common Stock or to any voting or other stockholder rights with respect to Stock Units credited under this Plan.
ARTICLE IV

VESTING, FORFEITURE AND DISTRIBUTION OF ACCOUNT
4.1    Vesting and Forfeiture. A Director shall be fully vested at all times in deferrals of his or her Cash Compensation credited to his or her Account and any earnings thereon. Stock

Units attributable to deferrals of a Restricted Share Award (and any deemed dividends attributable thereto) shall remain subject to the same vesting and forfeiture conditions that would have applied had the Restricted Share Award not been deferred.
4.2    Manner of Distribution of Account. The vested portion of a Director’s Account shall be distributed to the Director (or, in the event of his or her death, the Director’s Beneficiary or estate) in cash and otherwise in such manner as elected by the Director and set forth in the Director’s written deferral election form. The form of payment shall be either in a single lump sum payment or annual installments for a period of up to ten years.
4.3    Change in Manner of Distribution of Account. Subject to Section 4.2, a Director may change the manner of any distribution election with respect to amounts credited under an Account by filing a written election with the Company’s General Counsel on a form provided by the Company at least 12 months prior to the date payment would have otherwise commenced. Provided, however, that no election shall be effective until 12 months after the election is filed with the Company, and the first payment with respect to such election must be deferred for a period of five years from the date such payment would have otherwise commenced.
4.4    Commencement of Payments. Subject to the provisions of Sections 4.2 and 4.8 and except as provided in Section 4.6, the payment of the balance of the Account(s) to a Director shall commence no later than 60 days from the date of the Director’s Separation from Service. If elected by the Director, installment payments shall continue to be made in the same month of each succeeding Year until all installments have been paid.
4.5    Death Benefits. Subject to the provisions of Section 4.8, in the event that a Director dies before payment of the balance of the Director’s Account(s) has commenced or has been completed, the balance(s) of the Director’s Account(s) shall be distributed to the Director’s Beneficiary commencing no later than 60 days following the date of the Director’s death in accordance with the manner of distribution elected by the Director for payments during the Director’s lifetime.
4.6    Emergency Withdrawals. In the event of an unforeseeable emergency prior to the commencement of distribution or after the commencement of installment payments, the Board may approve a distribution to a Director (or Beneficiary after the death of a Director) of the part of the Director’s Account balance that is reasonably needed to satisfy the emergency need. An emergency withdrawal will be approved only in a circumstance of severe financial hardship to the Director (or Beneficiary after the death of the Director) resulting from a sudden and unexpected illness or accident of the Director (or Beneficiary, as applicable) or of a dependent of the Director, loss of property due to casualty, or other similar extraordinary or unforeseeable circumstance arising from events beyond the control of the Director (or Beneficiary, as applicable). Provided, however, that such unforeseeable emergency constitutes an unforeseeable emergency within the meaning of §1.409A-3(i) of the Treasury Regulations). The investment earnings credited to the Director’s Account shall be determined as if the withdrawal had been debited from the Director’s Account on the first day of the month in which the withdrawal occurs.

4.7    Responsibility for Taxes. The Directors and their respective Beneficiaries will be liable for payment of any and all income or other taxes imposed on amounts payable under this Plan unless the Company is otherwise required to withhold such amounts from the payment of the Account.
4.8    Change of Control. In the event a Change of Control occurs, any unvested portion of each Director’s Account shall become fully vested and each Director’s Account shall be payable in a lump sum to the Director or to the Director’s Beneficiary or estate within 30 days of the Change of Control.
ARTICLE V

ADMINISTRATION, AMENDMENT AND TERMINATION
5.1    Administration. This Plan shall be interpreted and administered by the Human Resources Committee of the Board of Directors (the “Committee”). Determinations made by the Board or the Committee pursuant to this Plan shall be final and binding on all parties.
5.2    Amendment and Termination. This Plan may be amended, modified, or terminated by the Board at any time, except that no such action shall (without the consent of affected Directors or, if appropriate, their respective Beneficiaries or personal representatives) adversely affect the rights of Directors or Beneficiaries with respect to Eligible Compensation earned and deferred under this Plan prior to the date of such amendment, modification, or termination.
ARTICLE VI

MISCELLANEOUS PROVISIONS
6.1    Limitation on Director’s Rights. Participation in this Plan shall not give any Director the right to continue to serve as a member of the Board or any rights or interests other than as herein provided. No Director shall have any right to any payment or benefit hereunder, except to the extent provided in this Plan. This Plan shall create only a contractual obligation on the part of the Company as to such amounts and shall not be construed as creating a trust. The Plan, in and of itself, has no assets. Directors shall have only the rights of general unsecured creditors of the Company with respect to amounts credited to or payable from their Account(s).
6.2    Beneficiaries.
(a)    Beneficiary Designation. Subject to applicable laws (including without limitation any applicable community property and probate laws), each Director may designate in writing the Beneficiary that the Director chooses to receive any payments that become payable after the Director’s death. A Director’s Beneficiary designation shall be made on forms provided and in accordance with procedures established by the Company and may be changed by the Director at any time before the Director’s death.

(b)    Definition Of Beneficiary. A Director’s “Beneficiary” or “Beneficiaries” shall be the person(s), including without limitation a revocable living trust established by and for the benefit of the Director alone or for the benefit of the Director and one or more immediate family members, validly designated by the Director or, in the absence of a valid designation, entitled by will or the laws of descent and distribution to receive the amounts otherwise payable to the Director under this Plan in the event of the Director’s death.
6.3    Benefits Not Transferable; Obligations Binding Upon Successors. Benefits of a Director under this Plan shall not be assignable or transferable and any purported transfer, assignment, pledge or other encumbrance or attachment of any payments or benefits under this Plan, or any interest thereon, other than pursuant to Section 6.2, shall not be permitted or recognized. Obligations of the Company under this Plan shall be binding upon successors of the Company.
6.4    Section 409A. Although the Company makes no guarantee with respect to the tax treatment of payments and benefits hereunder, this Plan is intended to comply with the applicable requirements of Section 409A, and shall be limited, construed, administered, and interpreted in accordance with such intent. Accordingly, and notwithstanding the terms of this Plan, the Company reserves the right to amend the provisions of the Plan at any time in order to avoid the imposition of a tax under Section 409A on any payments to be made hereunder. In no event shall the Company or any of its subsidiaries or successors be liable for any additional tax, interest or penalties that may be imposed on a Director by reason of Section 409A or any damages for failing to comply with Section 409A.
6.5    Governing Law; Severability. The validity of this Plan or any of its provisions shall be construed, administered, and governed in all respects under and by the laws of the State of Oklahoma without regard to its principles of conflicts of laws. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
6.6    Headings Not Part of Plan. Headings and subheadings in this Plan are inserted for reference only and are not to be considered in the construction of this Plan.
6.7    Consent to Plan Terms. By electing to participate in this Plan, a Director shall be deemed conclusively to have accepted and consented to all of the terms of this Plan and to all actions and decisions of the Company and/or Board. Such terms and consent shall also apply to and be binding upon each Director’s Beneficiary or Beneficiaries, personal representative(s), and other successors in interest.